Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Energy XXI Ltd, of the reference to Netherland, Sewell & Associates, Inc. and our audit letter dated September 3, 2015, filed with the Securities and Exchange Commission on or about October 1, 2015. We also consent to references of our Firm under the caption “Experts” in such Registration Statement.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Danny D. Simmons
Danny D. Simmons, P.E.
President and Chief Operating Officer

Houston, Texas

October 1, 2015

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